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EXHIBIT 99.1

KRAFT FOODS INC. REPORTS FIRST QUARTER 2003 RESULTS

        In accordance with Regulation G, which was recently issued by the SEC, Kraft Foods Inc. will not be presenting its financial results on a pro forma basis. Volume, a non-financial measure, is discussed in this release both on a reported basis as well as excluding divestitures in 2002 to provide consistency with past guidance.

        As described in "Note 13, Segment Reporting" of Kraft Foods Inc.'s 2002 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.

Highlights:

  •
  Net earnings of $848 million, up $155 million or 22.4%

  •
  Diluted earnings per share (EPS) of $0.49, up $0.09 or 22.5%

First Quarter 2002 diluted EPS		$0.40
•	2002 integration and separation costs	0.06
•	Operations	0.03

First Quarter 2003 diluted EPS		$0.49
  •
  Operating companies income of $1,534 million, up $184 million or 13.6%, primarily reflecting 2002 charges of $169 million for integration and separation programs

  •
  Net revenues of $7,359 million, up $212 million or 3.0%

  •
  Worldwide volume up 0.1%; worldwide volume excluding the impact of businesses sold in 2002 up 0.9%, with Kraft Foods North America up 1.4% and Kraft Foods International down 0.3%

Audio Webcast:

        A conference call with members of the investment community will be webcast at 5:00 p.m. ET on April 15, 2003. Access is available at www.kraft.com.

Contacts:	Kathy Knuth (Media)	Mark Magnesen (Investors)
	847-646-2666	847-646-3194
	kknuth@kraft.com	mmagnesen@kraft.com

KRAFT FOODS INC. REPORTS FIRST QUARTER 2003 RESULTS
Diluted E.P.S. Up 22.5% to $0.49
Net Earnings Up 22.4% to $848 Million

        NORTHFIELD, IL—April 15, 2003—Kraft Foods Inc. (NYSE: KFT), a global leader in branded foods and beverages, today announced first quarter 2003 results, with diluted earnings per share up 22.5% to $0.49. In accordance with Regulation G, which was recently issued by the SEC, Kraft will not be presenting its financial results on a pro forma basis. Volume, a non-financial measure, is discussed in this release both on a reported basis as well as excluding the impact of divestitures in 2002, to provide consistency with past guidance.

        "Our results for the quarter were in-line with our expectations and keep us on track to achieve our full-year projections," said Roger K. Deromedi, Co-Chief Executive Officer of Kraft Foods. "We continue to project diluted earnings per share of $2.10-$2.15 for 2003, up 7-10% versus 2002 reported results, along with more than 10% growth in discretionary cash flow."

        "Net revenues grew a solid 3.0% in the quarter. Volume, excluding the impact of businesses sold, was up 0.9% versus prior year, slowed by a shift in Easter timing, customer inventory reductions, and the national strike in Venezuela," said Betsy D. Holden, Co-Chief Executive Officer of Kraft Foods. "We expect growth to accelerate in the second quarter, with first-half volume growth between 2-3%, and full-year volume growth on our guidance of around 3%."

        The impact of weak economies, changes in commodity costs and currencies, as well as other factors described in the Forward-Looking and Cautionary Statements section of this release, represent continuing risks to these projections.

        During the quarter, Kraft declared a quarterly dividend of $0.15 per common share and repurchased 2.7 million shares of Class A common stock for $83 million.

        Recently, the major credit rating agencies have taken a series of actions, which have resulted in a reduction in Kraft's credit rating and eliminated its current access to the commercial paper market. These actions were in conjunction with similar actions involving Altria Group, Inc. (Altria), Kraft's majority shareholder, resulting from a bonding requirement on Altria's subsidiary, Philip Morris USA Inc., ordered by an Illinois State judge in connection with a tobacco class action lawsuit. Kraft is not a party to this litigation and believes its assets and cash flow have no exposure to the litigation's resolution.

        As of March 31, Kraft's outstanding commercial paper balance was $2.6 billion. To finance upcoming maturities on commercial paper as well as meet normal working capital needs, Kraft has drawn down a portion of its $5 billion revolving credit facilities. As of April 15, Kraft has drawn down $1.0 billion on its revolver. Borrowing rates on the revolver are approximately 100 basis points higher than the commercial paper rates available to A-1/P-1 rated companies, Kraft's previous rating.

        On March 31, Kraft announced a preliminary agreement to acquire the Family Nutrition Company S.A.E., a leading producer of biscuits and snack cakes in Egypt with approximately $40 million in revenues. The transaction was completed on April 8, subsequent to the close of the first quarter. On April 3, Kraft announced an agreement to sell its retail rice business in Germany, Austria and Denmark, which had revenues of approximately $27 million, subject to approval by the German competition authorities.

        Due to a change in reporting responsibilities, the company has moved Canadian biscuit/pet snack results from the Biscuit division in the Biscuits, Snacks and Confections segment to the Canada division in the Cheese, Meals and Enhancers segment. Reported segment results have been restated to reflect this change and a reconciliation of the volume, net revenue and operating companies income (OCI) impacts of the shift is included in the financial schedules at the end of this release.

First Quarter Results

        Worldwide net revenues increased 3.0% to $7,359 million due to favorable currencies of $81 million and pricing actions in response to higher commodity and currency devaluation-driven costs, partially offset by divestitures completed in 2002.

        Volume was up 0.1%, or 0.9% excluding the impact of businesses divested in 2002. Volume growth was impacted by the shift in shipments supporting the Easter holiday, which falls into the second quarter of 2003 versus the first quarter of 2002, a reduction in trade inventories and a difficult business environment in Venezuela. Together, Kraft estimates that these items reduced its total volume growth by nearly two points in the first quarter.

        Net revenues grew faster than volume, which was up 0.1% on a reported basis in the quarter. Excluding divestitures completed in 2002, volume was up 0.9%. Volume growth in the first quarter was impacted by the shift in shipments supporting the Easter holiday, which occurs in the second quarter of 2003 versus the first quarter of 2002.

        OCI increased 13.6% to $1,534 million due primarily to the absence of $169 million in pre-tax separation and integration charges incurred in 2002. OCI also benefited from productivity and synergy savings, pricing net of cost increases and currency favorability, offset by higher benefit costs, primarily related to pensions.

        Net earnings increased 22.4% to $848 million and diluted earnings per share increased 22.5% to $0.49 due primarily to growth in operating companies income and lower interest expense.

Kraft Foods North America

        Performance at Kraft Foods North America (KFNA) was in-line with expectations. Net revenues of $5,380 million increased 1.6% as increased pricing was partially offset by unfavorable currency of $6 million and the divestiture of a small confectionery business in 2002.

        Volume increased 1.3% driven by new products and strong results in the Beverages, Desserts and Cereals and Oscar Mayer and Pizza segments, partially offset by the shift in Easter timing and trade inventory reductions.

        OCI improved 18.1% to $1,297 million, due primarily to the absence of $162 million of separation and integration charges recorded in 2002. These charges were for voluntary retirement programs for certain U.S. salaried employees and the consolidation of production lines in the U.S. OCI growth was also driven by pricing net of cost increases on certain businesses, lower cheese commodity costs and productivity and synergy savings, partially offset by higher benefit costs, primarily related to pensions.

        Following are the results by segment for KFNA:

        Cheese, Meals and Enhancers volume was slightly below prior year, down 0.4%, as a result of the shift in Easter timing and lower trade inventories, which particularly impacted the Cheese and Enhancers businesses. OCI increased 18.7% to $547 million, due primarily to the absence of $87 million of separation and integration charges recorded in 2002, as well as lower dairy commodity costs and productivity savings, offset by unfavorable volume/mix and higher benefit costs. In cheese, although business momentum has not yet been fully restored, merchandising was stronger, price gaps were on target and consumption trends improved in key categories. In Canada and Mexico, shipments were strong, driven by new beverage product introductions. Foodservice volume also increased due to higher shipments to national accounts.

        Biscuits, Snacks and Confectionery had a good quarter. Net revenues increased a strong 4.3%. Volume declined 1.8%, or 1.2% excluding the confectionery divestiture, due to trade inventory reductions and a planned shift to lower-weight, higher-revenue-per-pound new products, such as Double Delight Oreo and Altoids Strips. OCI was up 10.3% to $215 million, driven by favorable mix, lower nut commodity costs and synergy savings. Cracker volume was up, benefiting from strong marketing and merchandising programs on Triscuits, Wheat Thins and Kraft Cheese Nips. Confectionery posted double-digit net revenue growth and strong consumption and share gains behind many new products including Altoids Sours and Strips, Creme Savers Soft Candy and Jell-O Pudding Bites. Across the segment, the mix shift to higher net revenue, lighter weight products is expected to continue for the remainder of the year.

        Beverages, Desserts and Cereals recorded volume growth of 5.1%. OCI was up 21.8% to $375 million, due primarily to the absence of $47 million of separation charges recorded in 2002, volume gains and productivity savings, partially offset by higher benefit costs. Volume and share gains in ready-to-drink beverages were fueled by continued momentum in Capri Sun, aided by the launch of Capri Sun Sport beverages. Post cereal also delivered strong volume growth driven by new products including Strawberry Blasted Honeycomb. Shipments of Maxwell House coffee, Jell-O dry packaged desserts and Cool Whip frozen toppings declined primarily as a result of the shift in the timing of Easter.

        Oscar Mayer and Pizza posted strong net revenue growth of 4.5% and a solid increase in volume of 2.3%. OCI increased 19.4% to $160 million, due to the absence of $25 million of separation charges recorded in 2002, as well as higher volume, productivity savings and lower cheese costs, partially offset by higher benefit costs. Volume growth was led by higher shipments and share gains in frozen pizza, which benefited from the geographic expansion of DiGiorno deep-dish pizza, as well as momentum in Oscar Mayer bacon and hot dogs, Lunchables lunch combinations including the launch of Lunchables Fun Fuel, and Boca meat alternatives.

Kraft Foods International

        Net revenues for Kraft Foods International (KFI) grew 6.8% to $1,979 million, driven by pricing actions to offset higher commodity and currency devaluation-driven costs and favorable currency of $87 million, moderated by the impact of the divestiture of a Latin America bakery ingredients business in 2002 and lower volume due to the national strike in Venezuela and shift in Easter shipments. Currency favorability reflects the positive impact of the weakened dollar against the Euro and most other currencies, partially offset by unfavorable impacts from the devaluations of the Argentinean Peso, Brazilian Real and Venezuelan Bolivar.

        Volume decreased 3.2%. Excluding the bakery ingredients divestiture, volume was down 0.3%, as the benefit of new product launches, successful marketing programs and the acquisition of the Kar Gida salted snacks business in Turkey was more than offset by the impacts of a significant decline in Venezuela and the Easter shift.

        OCI decreased 6.0% to $237 million, due primarily to lower results in Latin America and the shift in Easter volume, moderated by favorable currency of $7 million.

        Following are results by segment for KFI:

        Europe, Middle East and Africa (EMEA) volume increased 1.1% as the benefit of solid growth across the Central and Eastern Europe, Middle East and Africa region, new product introductions and the Kar Gida acquisition was moderated by a shift in Easter shipments and continued price competition in select markets impacting the European Union region.

        OCI increased 12.0% to $196 million, due primarily to favorable currency of $21 million. The impact of higher volume and lower expenses was offset by lower margins, reflecting the timing of confectionery price increases to cover higher cocoa costs, and the unfavorable product mix impact of the Easter shift.

        EMEA snacks volume increased, benefiting from the Kar Gida acquisition and continued growth of Stollwerck confectionery in Russia and Poland. Overall snacks volume growth was moderated by the shift in Easter shipments.

        Volume growth in EMEA beverages was driven by favorable coffee performance in most markets, including Carte Noire and Jacques Vabre in France, Onko in Germany, Caffè HAG and Splendid in Italy and Jacobs and Maxwell House in Poland and Russia.

        EMEA cheese volume was flat to prior year, as strong gains in Italy, benefiting from higher results in Philadelphia cream cheese and Kraft Sottilette slices, driven by successful marketing campaigns and improved pricing, were offset by lower volume in Germany and Iberia due to increased price competition.

        Latin America and Asia Pacific (LAAP) volume decreased 9.2%, impacted by the bakery ingredients divestiture, the national strike in Venezuela, and the shift in Easter, moderated by growth in most Asia Pacific markets. Excluding the impact of the divestiture, volume declined 2.3%.

        OCI was down 46.8% to $41 million, with a shortfall in Latin America moderated by a gain in Asia Pacific. Results in Latin America were impacted by the significant devaluation of several Latin American currencies and the volume decline.

        In snacks, LAAP volume was down impacted by Venezuela and the shift in Easter shipments, moderated by strong biscuits volume growth in numerous markets, including Brazil, Central America, Australia, Southeast Asia and China. In Brazil, biscuits volume grew strongly with double-digit gains in Club Social crackers and Trakinas cookies, driven by new products and continued geographic rollout. In China, Pacific crackers performed well, benefiting from its re-launch and new product introductions.

        LAAP beverages volume grew strongly with gains in both coffee and refreshment beverages. In coffee, double-digit volume growth was driven by the continued success of Maxwell House, with gains in Australia and China. In refreshment beverages, volume grew in most markets, including Brazil, Argentina, Venezuela and the Philippines, driven by continued strong performance of Tang beverages. In Brazil, Kraft introduced a ready-to-drink version of the popular Maguary concentrate juice.

*        *        *

        Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide. Kraft Foods markets many of the world's leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries. You may learn more by listening to a live audio webcast of the Kraft conference call with members of the investment community at 5:00 p.m. ET on April 15, 2003. Access is available at www.kraft.com. A rebroadcast of the webcast will be available on our web site.

Forward-Looking and Cautionary Statements

        This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

        The Company is subject to unfavorable currency movements, intense competition, changes in consumer preferences and demand for its products, changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. The Company's benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The Company's results are dependent upon its continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios; to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; to consummate and successfully integrate acquisitions, including Nabisco; to maintain access to credit markets; and other risks detailed from time to time in the Company's publicly-filed documents, including the Prospectus related to its initial public offering of shares. The Company's results are also dependent upon its borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statement included in this press release is made as of the date of this press release, and the Company does not undertake to update any forward-looking statement.

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KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
 For the Quarters Ended March 31,
(in millions, except per share data)

	2003	2002	% Change
Net revenues	$7,359	$7,147	3.0%
Cost of sales	4,349	4,283	1.5%

Gross profit	3,010	2,864	5.1%
Marketing, administration and research costs	1,476	1,345
Integration costs	—	27
Separation programs	—	142

Operating companies income	1,534	1,350	13.6%
Amortization of intangibles	2	2
General corporate expenses	44	44

Operating income	1,488	1,304	14.1%
Interest and other debt expense, net	179	230

Earnings before income taxes and minority interest	1,309	1,074	21.9%
Provision for income taxes	460	381	20.7%

Earnings before minority interest	849	693
Minority interest in earnings, net	1	—

Net earnings	$848	$693	22.4%

Basic earnings per share	$0.49	$0.40	22.5%

Diluted earnings per share	$0.49	$0.40	22.5%

Weighted average number of shares outstanding—Basic	1,729	1,735	(0.3)%
—Diluted	1,730	1,737	(0.4)%

KRAFT FOODS INC.
and Subsidiaries
Segment Reclass
 Quarterly 2002
($ in millions with the exception of volume)

        Note:    Due to a change in reporting responsibilities, Kraft Foods Inc. has moved Canadian Biscuits/Pet Snacks results from its Biscuit Division reported in the Biscuits, Snacks and Confectionery segment to the Canadian Division reported in the Cheese, Meals and Enhancers segment. Reported segment results have been restated to reflect this change. See reconciliation below:

	Q1	Q2	Q3	Q4	Year
2002 Reported Volume (lbs)—As Reported
Cheese, Meals and Enhancers	1,448	1,562	1,387	1,501	5,898
Biscuits, Snacks and Confectionery	551	597	582	639	2,369
Segment Reclass	41	47	43	53	184
2002 Reported Volume (lbs)—After Reclass
Cheese, Meals and Enhancers	1,489	1,609	1,430	1,554	6,082
Biscuits, Snacks and Confectionery	510	550	539	586	2,185

2002 Reported Net Revenue—As Reported
Cheese, Meals and Enhancers	$2,185	$2,318	$2,113	$2,261	$8,877
Biscuits, Snacks and Confectionery	1,158	1,300	1,310	1,414	5,182
Segment Reclass	62	76	72	85	295
2002 Reported Net Revenue—After Reclass
Cheese, Meals and Enhancers	2,247	2,394	2,185	2,346	9,172
Biscuits, Snacks and Confectionery	1,096	1,224	1,238	1,329	4,887

2002 Reported Operating Companies Income— As Reported
Cheese, Meals and Enhancers	$457	$629	$553	$529	$2,168
Biscuits, Snacks and Confectionery	199	291	295	308	1,093
Segment Reclass	4	11	10	17	42
2002 Reported Operating Companies Income— After Reclass
Cheese, Meals and Enhancers	461	640	563	546	2,210
Biscuits, Snacks and Confectionery	195	280	285	291	1,051

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
 For the Quarters Ended March 31,
(pounds in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
Reported Volume
2003 Volume	1,483	501	988	399	3,371	670	423	1,093	4,464
2002 Volume	1,489	510	940	390	3,329	663	466	1,129	4,458
% Change	(0.4)%	(1.8)%	5.1%	2.3%	1.3%	1.1%	(9.2)%	(3.2)%	0.1%
Divested Businesses:
—Divested Businesses—2002	—	(3)	—	—	(3)	—	(33)	(33)	(36)
Volume Excluding Divested Businesses
2003 Volume	1,483	501	988	399	3,371	670	423	1,093	4,464
2002 Volume	1,489	507	940	390	3,326	663	433	1,096	4,422
% Change	(0.4)%	(1.2)%	5.1%	2.3%	1.4%	1.1%	(2.3)%	(0.3)%	0.9%

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
 For the Quarters Ended March 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Net Revenues	$2,218	$1,143	$1,223	$796	$5,380	$1,554	$425	$1,979	$7,359
2002 Net Revenues	2,247	1,096	1,189	762	5,294	1,345	508	1,853	7,147
% Change	(1.3)%	4.3%	2.9%	4.5%	1.6%	15.5%	(16.3)%	6.8%	3.0%
Reconciliation:
2002 Net Revenues	$2,247	$1,096	$1,189	$762	$5,294	$1,345	$508	$1,853	$7,147
—Divested Businesses—2002	—	(4)	—	—	(4)	—	(18)	(18)	(22)
—Currency	(6)	—	—	—	(6)	205	(118)	87	81
—Operations	(23)	51	34	34	96	4	53	57	153

2003 Net Revenues	$2,218	$1,143	$1,223	$796	$5,380	$1,554	$425	$1,979	$7,359

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
 For the Quarters Ended March 31,
($ in millions)

	Cheese, Meals and Enhancers	Biscuits, Snacks and Confectionery	Beverages, Desserts and Cereals	Oscar Mayer and Pizza	KF North America	Europe, Middle East and Africa	Latin America and Asia Pacific	KF Int'l	Total Kraft
2003 Operating Companies Income	$547	$215	$375	$160	$1,297	$196	$41	$237	$1,534
2002 Operating Companies Income	461	195	308	134	1,098	175	77	252	1,350
% Change	18.7%	10.3%	21.8%	19.4%	18.1%	12.0%	(46.8)%	(6.0)%	13.6%
Reconciliation:
2002 Operating Companies Income	$461	$195	$308	$134	$1,098	$175	$77	$252	$1,350
—Divested Businesses—2002	—	(1)	—	—	(1)	—	(2)	(2)	(3)
—Integration Costs—2002	27	—	—	—	27	—	—	—	27
—Separation Programs—2002	60	3	47	25	135	5	2	7	142
—Currency	(1)	—	—	—	(1)	21	(14)	7	6
—Operations	—	18	20	1	39	(5)	(22)	(27)	12

2003 Operating Companies Income	$547	$215	$375	$160	$1,297	$196	$41	$237	$1,534

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
 For the Quarters Ended March 31,
($ in millions, except per share data)

	Net Earnings	Diluted EPS
2003 Net Earnings	$848	$0.49
2002 Net Earnings	693	0.40
% Change	22.4%	22.5%
Reconciliation:
2002 Reported	$693	$0.40
—Integration Costs—2002	17	0.01
—Separation Programs—2002	92	0.05
—Operations	46	0.03

2003 Reported	$848	$0.49

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	March 31, 2003	December 31, 2002
Assets
Current assets	$7,943	$7,456
Property, plant and equipment, net	9,687	9,559
Goodwill and other intangible assets, net	36,615	36,420
Other assets	3,698	3,665

Total assets	$57,943	$57,100

Liabilities and Shareholders' Equity
Total current liabilities	$7,830	$7,169
Long-term debt	11,014	10,416
Notes payable to Altria Group, Inc. and affiliates	1,499	2,560
Deferred income taxes	5,433	5,428
Other long-term liabilities	5,691	5,695

Total liabilities	31,467	31,268
Total shareholders' equity	26,476	25,832

Total liabilities and shareholders' equity	$57,943	$57,100

Total debt	$14,732	$14,443
Debt/equity ratio	0.56	0.56

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  EXHIBIT 99.1
KRAFT FOODS INC. REPORTS FIRST QUARTER 2003 RESULTS Diluted E.P.S. Up 22.5% to $0.49 Net Earnings Up 22.4% to $848 Million